Exhibit 99.1
QuikByte Software, Inc. Announces Changes to Board of Directors and Executive Ranks
MIAMI, FL — July 7, 2008 — QuikByte Software, Inc. (QBYT.OTC.BB) today announced the following changes to its Board of Directors and executive leadership:
Mr. Glenn L. Halpryn was appointed the Chairman, President and Chief Executive Officer of the Company, Mr. Alan Jay Weisberg was appointed the Chief Financial and Accounting Officer and a director of the Company, Mr. Noah M. Silver was appointed the Vice President, Secretary, Treasurer and a director of the Company, and Dr. Curtis Lockshin and Mr. Ronald Stein were each appointed directors of the Company.
The prior directors and officers of the Company resigned before the effectiveness of the appointments.
The appointments and resignations were made in connection with the sale by certain of the Company’s shareholders of approximately 94% of the issued and outstanding shares of the Company’s common stock to various investors, including Messrs. Halpryn, Weisberg, Silver and Stein. Following the sale, the Company’s largest shareholder is Mr. Steven Jerry Glauser, a Denver-based investor. Additional information regarding these transactions is available in QuikByte’s reports filed with the Securities and Exchange Commission, which may be accessed at sec.gov/edgar.shtml.
QuikByte Software, Inc. is a “shell company” with no operating assets or business. The Company’s plan of business is to identify and evaluate a merger or other business combination with an operating company. No assurance can be given as to when or if the Company will be successful in doing so.
Forward Looking Statements:
This release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA). Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to the possibility that some or all of the pending matters and transactions considered by QuikByte Software, Inc. may not proceed as contemplated, and by all other matters specified in the QuikByte’s filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. QuikByte does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in QuikByte’s filings with the Securities and Exchange Commission, including its most recent periodic report. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.
Contact:
QuikByte Software, Inc.
Glenn L. Halpryn, Chairman, President and Chief Executive Officer
305-573-4112